UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2006

NITCHES, INC.
(Exact name of registrant as specified in its charter)

California	0-13851	95-2848021

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10280 Camino Santa Fe, San Diego, California 92121
(Address of principal executive offices)

Registrant’s telephone number: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

          On June 23, 2006, Nitches, Inc. (“Nitches”) entered into an Acquisition Agreement (the “Acquisition Agreement”) with Impex Inc., a Texas corporation (“Impex”), to acquire from Impex 100% of the outstanding membership interests in Saguaro LLC, a Texas limited liability company (“Saguaro”).

          The assets of Saguaro consist of the Saguaro® trademark and related marks, ownership of which will transfer to Nitches.  Saguaro does not have any material liabilities.  The aggregate purchase price for the membership interests is $3,030,000.  At closing, Nitches will issue to Impex 600,000 shares of its common stock valued at $4.55 per share (based on the average closing price for the common stock for the ten trading days between June 7 and June 20, 2006, inclusive, prior to entry into the Acquisition Agreement), and deliver a promissory note in the amount of $300,000 to be paid in installments from August to November 2006.  As a result of this transaction, Impex will own more than 10% of the outstanding shares of Nitches’ common stock.  There is no arrangement in place for any representatives of Impex to serve on the board of directors or as an executive officer of Nitches.

          Since January 2005, Nitches has been manufacturing and distributing Saguaro® apparel products to specialty and catalog retailers under the terms of a strategic alliance with Impex.  Under this alliance, Nitches has recorded the revenue from such sales and remitted royalties and design fees to Impex as part of its operating expenses.  Upon the closing under the Acquisition Agreement, Nitches will no longer be required to pay such fees to Impex.  Accordingly, profit margins for the Saguaro® products are expected to increase.

          As of May 31, 2006, Nitches’ backlog for Saguaro® products totaled $12.0 million, with approximately $4.6 million on order for shipment to customers by August 31, 2006, and the remaining $7.4 million for shipment during the first quarter of Nitches’ fiscal 2007.  The current year backlog represents a 324% increase from Nitches’ backlog for such products at May 31, 2005 of $3.7 million.

          The closing of the transactions under the Acquisition Agreement is subject to certain conditions, including (i) the accuracy of representations and warranties, (ii) the performance by each party of all covenants contained in the Acquisition Agreement, (iii) the absence of any order, decree or ruling prohibiting the acquisition, (iv) the successful registration of the shares to be issued to Impex, and (v) that Nitches’ common stock trade above $4.50 as measured by the average closing of Nitches’ stock for the 10 trading days preceding closing.

          The Acquisition Agreement may be terminated: (i) by mutual consent, (ii) by either party if a material breach has occurred which has not be cured within 30 days following written notice and (iii) by either party if the acquisition is not consummated by September 30, 2006. In the event of termination, both parties are responsible for their expenses.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press release issued by Nitches, Inc. on June 23, 2006.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

NITCHES, INC.

Registrant

June 26, 2006	By:	/s/ Steven P. Wyandt

Steven P. Wyandt
As Principal Financial Officer
and on behalf of the Registrant

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